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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement 333-26407 of Outdoor Systems, Inc. on Form S-3 of our report dated February 14, 1997, except for Note 16 as to which the date is March 26, 1997, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial and Other Data" and "Experts" in such Prospectus.



     We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Outdoor Systems, Inc. on Form S-3 of our report dated July 25, 1996 relating to the financial statements of Gannet Outdoor appearing in the Prospectus included in the Registration Statement on Form S-3 (File No. 333-9713).


DELOITTE & TOUCHE LLP
Phoenix, Arizona


May 7, 1997